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                                                                  EXHIBIT (d)(i)

                                     AMENDED
                           INCENTIVE STOCK OPTION PLAN
                                       OF
                          CANYON RESOURCES CORPORATION










       Amended on March 19, 1998 by the Board of Directors and approved by
                       Shareholder vote on June 11, 1998











                     THE INCENTIVE STOCK OPTION PLAN EXPIRES
                                 MARCH 19, 2008


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                                     AMENDED
                           INCENTIVE STOCK OPTION PLAN
                                       OF
                          CANYON RESOURCES CORPORATION
                                (MARCH 19, 1998)


ARTICLE 1:   PURPOSE

         This Amended Incentive Stock Option Plan (the "Plan") is adopted by the Board of Directors of Canyon Resources Corporation (the "Corporation"), and approved by the shareholders of the Corporation, in order that certain employees of the Corporation or its subsidiaries may be given an inducement to acquire a proprietary interest in the Corporation, to gain an added incentive to advance the interests of the Corporation, and to remain in the Corporation's employ. It is further intended that options issued pursuant to this Plan shall constitute incentive stock options within the meaning of Section 422A of the Internal Revenue Code of 1954.

ARTICLE 2:   ADMINISTRATION

         2.1 Committee. The Plan shall be administered by a committee appointed from time to time by the Board of Directors of the Corporation ("Committee"), which may consist of all of the members of the Board of Directors. Acts of a majority of the Committee eligible to vote thereon shall be valid acts of the Committee. The Committee shall from time to time, at its discretion, determine by resolution the eligible employees, as defined in Article 3, who shall be granted options, the amount of stock to be optioned to each, the time (within the limitations prescribed in Article 6) when such options shall become exercisable and the conditions, if any, which must be met prior to exercise; provided, however, that any resolution that a member of the Committee be granted an option, and any other administrative act specifically regarding an option held, or to be held, by a member of the Committee, shall be made without such member's participation.

         2.2 Construction. The interpretation and construction by the Committee of any provisions of the Plan, or of any option granted under it, shall be final. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

         2.3 Indemnification. In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit, or proceedings, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all



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amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation), or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except in relation to matters at to which it shall be adjudged in such action, suit, or proceeding that such Committee member is liable for gross negligence or willful misconduct in the performance of his duties; provided that within ten days after institution of any such action, suit, or proceeding, a Committee member shall in writing offer the Corporation the opportunity, at its own expense, to handle and defend the same.

ARTICLE 3:   ELIGIBILITY FOR PARTICIPATION

         All employees, including those who may be directors of the Corporation, or any subsidiary Corporation, shall be eligible to participate in this Plan. The term "Subsidiary Corporation" means any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation if, at the time of the granting of the option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing over fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in such chain. Options may be issued to the same person on more than one occasion, subject to the limitations set out in paragraph 7.2.

ARTICLE 4:   STOCK SUBJECT TO PLAN

         The stock for which options may be granted and which may be sold pursuant to this Plan shall not, subject to Article 12, exceed in the aggregate 4,500,000 shares of the Corporation's common stock having a par value of $0.01 per share. Such shares shall be shares of the Corporation's authorized but unissued or reacquired common stock. All shares for which an option is granted under this Plan, which for any reason are released from such option, shall be available for the granting of further options under this Plan.

ARTICLE 5:   PRICE DETERMINATION

         5.1 Price. The price of the common stock of the Corporation offered to employees under this Plan by the grant of an option to purchase stock shall be in no event less than one hundred percent (100%) of the fair market value of such stock on the date of the grant of the option. If at the time an incentive stock option is granted the employee owns more than 10% of the total combined voting power of all classes of stock of the Corporation, or its Parent or Subsidiary Corporation, the option price for any such incentive stock option shall equal 110% of the price determined in the preceding sentence.

         5.2 Methods of Determination. If the stock is listed upon an established stock exchange or exchanges such fair market value shall be deemed to be the mean between the highest and lowest quoted selling prices of the stock on such stock exchange or exchanges on the day the option is granted, or if no sale of the Corporation's stock shall have been made on any stock exchange on that day, on the next preceding day on which there was a sale of such stock. During such time as such



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stock is not listed upon an established stock exchange the fair market value per share shall mean (1) if the stock is not actively traded in the over-the-counter market, an amount arrived at by the Board of Directors by applying any reasonable valuation method; and (2) if the stock is actively traded in the over-the-counter market, the mean between dealer "bid" and "asked" closing prices of the stock in the over-the-counter market on the day the option is granted, as reported by the National Association of Securities Dealer, Inc., or National Quotation Bureau, Inc. Subject to the foregoing, the Committee in fixing the option price shall have full authority and discretion and be fully protected in doing so.

         5.3 Limitation on Amount of Options. In the event that the aggregate fair market value (determined as of the time the options are granted) of the shares with respect to which stock options are exercisable for the first time by an optionee during any calendar year (under all plans of the Corporation and its "parent" and "subsidiary" corporations, as those terms are defined in Section 425 of the Internal Revenue Code of 1986) exceeds $100,000, only the amount of options which does not exceed $100,000 shall be deemed granted under this Plan for purposes of Section 422 of the Internal Revenue Code and the excess shall be deemed granted under the Non-Qualified Stock Option Plan of the Corporation for purposes of Section 422 of the Internal Revenue Code.

ARTICLE 6:   TERM OF OPTIONS

         The term of each option shall be up to ten years from the date of grant but shall be subject to earlier termination as provided in the Plan or in the Option. The Committee shall determine the term of each option subject to a maximum term as described in the preceding sentence.

ARTICLE 7:   EXERCISE OF OPTIONS

         7.1 Exercisability. All options granted under the Plan shall be or become exercisable, in whole or in part, at such time or times, or upon the occurrence of such events, and subject to such conditions, as the Committee shall establish at the time each option is granted.

         7.2 Exchange and SEC Requirements. No shares may be issued under any option until all requirement of any exchange upon which shares of the Corporation's stock may be listed and of the Securities and Exchange Commission with regard to the sale and issuance of the shares have been complied with. The Corporation shall not be required to register or qualify the options or the shares issuable upon exercise thereof under any state or federal securities laws. If the shares issuable upon exercise of any option are not so registered at the time of exercise, the Corporation's obligation to issue shares upon exercise shall be subject to the availability of an exemption from the registration requirements of all applicable securities laws, as determined by the Corporation's counsel. The certificate representing any shares issued without registration shall bear an appropriate legend referring to the resulting restriction on transfer and the option holder shall, as a condition to the right to receive the shares, sign such investment covenants and other documents as the Corporation may reasonably request.


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ARTICLE 8:   DATE OF GRANT AND FORM OF AGREEMENT

         Each option granted under this Plan, unless otherwise specifically indicated, shall be granted as of the date of the Committee resolution conferring the option ("date of grant"), and the Committee shall notify the recipient of the grant in writing delivered in duplicate either in person or by certified mail. The notification shall serve as the option agreement and shall contain a summary of the essential terms and conditions of the Plan. Receipt of the notification shall be acknowledged by the employee on the duplicate copy, and by such acknowledgement, the employee shall agree that in consideration of such option he will abide by all the terms and conditions of the Plan. The employee shall return the duplicate copy to the Corporation either by delivery in person or by certified mail. Any inconsistencies between the terms of the Plan and the terms of the option agreement shall be governed by the terms of the Plan.

ARTICLE 9:   MANNER OF EXERCISE

         9.1 Notice to the Corporation. Each exercise of an option granted shall be made by the delivery by the employee (or his legal representative, as the case may be) of written notice of such election to the Corporation, either in person or by certified mail to its mailing address, stating the number of shares with respect to which the option is being exercised and specifying a date on which the shares will be taken and payment made therefore. The date shall be at least fifteen (15) days after the giving of such notice, unless an earlier date shall have been mutually agreed upon.

         9.2 Issuance of Stock. On the date specified in the notice of election, the Corporation shall deliver, or cause to be delivered, to the employee, stock certificates for the number of shares with respect to which the option is being exercised, against payment therefore. Delivery of the shares may be made at the office of the Corporation or at the office of a transfer agent appointed for the transfer of shares of the Corporation, as the Corporation shall determine. Shares shall be registered in the name of the employee or his legal representatives as the case may be. No shares shall be issued until full payment therefore shall have been made by cash or certified check and unless and until all other conditions of this Plan have been complied with. In addition, payment may be made by delivery of other shares of common stock of the Corporation having a fair market value (as determined in section 5.2) equal to the option price, but payment may be made in shares only if the Committee specifically permits an employee to do so and includes such right in his option agreement. In the event of any failure to take and pay, on the date stated, for the full number of shares specified in the notice of election, the option shall become inoperative only as to those shares which are not taken, but shall continue with respect to any remaining shares subject to the option as to which exercise has not yet been made.


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ARTICLE 10:  ASSIGNMENT PROHIBITED

         Any option granted under this Plan shall, by its terms, be exercisable during the lifetime of the employee only by the employee. It shall not be assigned, pledged or hypothecated in any way, shall not be subject to execution, and shall not be transferable by the employee otherwise than by will or the laws of descent and distribution. Any attempt of assignment, transfer, pledge, hypothecation, or other disposition of any option granted contrary to the provisions of this Plan, and the levy of any attachment or similar proceedings upon any option, shall be null and void.

ARTICLE 11:  TERMINATION OF EMPLOYMENT

         11.1 Termination Other Than at Death or Disability. If the employment of an employee terminates for any reason other than death or disability any options granted to the employee under the Plan which have not been exercised shall expire 30 days after the effective date of such termination and shall be exercisable during such 30-day period only to the extent they were exercisable on the effective date of termination. A transfer of an optionee from the employ of the Corporation to a Subsidiary, or vice-versa, or from one subsidiary to another subsidiary shall not be deemed a termination of employment for purposes of the Plan. No option shall be exercisable after the expiration of ten years from the date it is granted.

         11.2 Termination at Death or Disability. In the event of the death of an employee, any option held by him at the time of his death shall become fully exercisable, shall be transferred as provided in his will or as determined by the laws of descent and distribution, and may be exercised, in whole or in part, by the estate of the employee, at any time or from time to time within twelve months after the date of death, provided that it is exercised within ten years from the date of grant. If an employee is permanently and totally disabled (as determined by the Committee), the option shall become fully exercisable on the date of disability (such date to be determined by the Committee) and may be exercised in whole or in part, by the employee or by his duly appointed guardian, at any time or from time to time within twelve months after the date of disability, provided that it is exercised within ten years from the date of grant.

ARTICLE 12:  CHANGES IN CAPITAL STRUCTURE

         12.1 Stock Dividends and Split-Ups. If the Corporation shall, at any time prior to the termination date of the Plan, change its issued stock (of the class optioned) into a greater number of shares of stock through a stock dividend or split-up of shares, the number of shares of stock subject to the Plan and the number of shares of stock deliverable with respect to each payment of the specified option price per share in connection with each exercise of an outstanding option after the record or effective date of such stock dividend or split-up of shares shall be proportionately increased. Conversely, if the issued stock (of the class optioned) of the Corporation shall, at any time within such period, be combined into a smaller number of shares of stock, the number of shares of stock subject to the Plan and the number of shares of stock deliverable with respect to each payment of the specified option price per share in connection with the exercise of an outstanding option after the



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record or effective date of such combination of shares shall be proportionately reduced. Notwithstanding any such proportionate increase or decrease, no fraction of a share of stock shall be issued on the exercise of an option. The number of shares expressed herein refers to shares after the reverse stock split in which the Corporation's outstanding shares were combined into a smaller number of shares determined by multiplying the outstanding shares by .3675817.

         12.2 Reorganization. If within the duration of an option there shall be a corporate merger, consolidation, acquisition of assets, or other reorganization, and if such transaction shall affect the optioned stock, the employee shall thereafter be entitled to receive upon exercise of his option those shares or securities that he would have received had the option been exercised prior to such transaction and the employee had been a stockholder of the Corporation with respect to such shares.

         12.3 Liquidation. Upon the complete liquidation of the Corporation, other than pursuant to a plan of reorganization above mentioned, any unexercised options granted under this Plan shall be canceled. In the event of the complete liquidation of a Subsidiary Corporation employing the employee or in the event such corporation ceases to be a Subsidiary Corporation, any unexercised part of any option granted shall be canceled unless the employee shall become employed by the Corporation or another Subsidiary Corporation concurrently with such event. Nothing in this section shall prevent any corporation from assuming or substituting an option as provided in paragraph 12.4.

         12.4 Assumption or Substitution of Options. Notwithstanding anything in this Plan to the contrary, in connection with any corporate transaction to which
Section 425(a) of the Internal Revenue Code of 1954 is applicable, there may be a substitution of a new option for an old option granted under this Plan or an assumption of an old option granted under this Plan. Any optionee who has a new option substituted for an old option granted under this Plan shall, in connection with the corporate transaction, lose his rights under the old option. Nothing in the terms of the assumed or substituted option shall confer on the optionee more favorable benefits that he had under the old option.

ARTICLE 13:  RIGHTS AS A STOCKHOLDER

         An employee shall not by reason of the Plan or any option granted pursuant to the Plan have any rights of a stockholder of the Corporation until the date of the issuance of a stock certificate to him for such shares. No adjustment shall be made for dividends (ordinary or extra-ordinary, whether in cash, securities, or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued.


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ARTICLE 14:  GOVERNING LAW

         Options granted under this Plan shall be construed and shall take effect in accordance with the laws of the State of Colorado.

ARTICLE 15:  AMENDMENT

         The Board of Directors may amend or discontinue this Plan at any time provided that no unexercised option granted under this Plan may be altered or canceled, except in accordance with its terms, without the written consent of the participant to whom such option was granted; and provided further that, without the approval of the stockholders, no amendment may change (except as provided in Article 12) the aggregate number of shares which may be issued under the Plan, the designation or the class of employees eligible to receive options as provided in Article 3, or remove the administration of the Plan from the Committee. From time to time the Board of Directors may amend this Plan to clarify the meaning of any of its provisions. Any such clarifying amendment shall not confer any additional benefit on any optionees under the Plan nor shall it effect a modification of the Plan or options previously or subsequently granted under the Plan.

ARTICLE 16:  TERM OF THE PLAN

         No option shall be granted hereunder after the expiration of ten years from the earlier of the date on which this Amended Plan was adopted by the Board of Directors as indicated in Article 1 or the date it was approved by the shareholders of the Corporation.

         IN WITNESS WHEREOF, Canyon Resources Corporation has executed this instrument by its officers, duly authorized by its Board of Directors, and affixed its corporate seal, this day and year first above written.

                                CANYON RESOURCES CORPORATION



                                BY:

[Corporate Seal]


ATTEST:


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